Exhibit 99.1

Vivos Therapeutics Reports Second Quarter 2023 Financial Results and Provides Operational Update

Operating Expenses Decreased 31% Quarter Over Quarter and 25% Year to Date,
Reflecting Cost Cutting Initiatives

Management to Host Conference Call Today at 6:00 pm ET

LITTLETON, Colo., August 16, 2023 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from a variety of health conditions, many of which are associated with breathing related sleep conditions arising from certain dentofacial abnormalities, today reported financial results and operating highlights for the second quarter and six months ended June 30, 2023.

Second Quarter 2023 Financial and Operating Summary

●	Revenue was $3.4 million for the second quarter of 2023 and $7.3 million for the six months ended June 30, 2023, compared to $4.2 million and $7.8 million for the three and six months ended June 30, 2022, respectively, mainly due to lower product revenue and Vivos Integrated Provider (“VIP”) enrollments offset by increased revenue from home sleep testing services and seminars conducted at the Vivos Institute. Importantly, Vivos believes that governmental investigations of third parties with non-FDA approved products in the sleep apnea treatment space adversely impacted new Vivos case starts and VIP enrollments during the first half of 2023.

●	Gross profit was $2.1 million for the second quarter of 2023 and $4.4 million for the six months ended June 30, 2023, compared to $2.6 million and $5.1 million for the comparable periods in 2022, respectively, attributable primarily to the decrease in revenue;

●	Gross margin remained the same at 62% for the second quarter of 2023 compared to the prior year period. For the six months ended June 30, 2023 gross margin was 61%, compared 66% for the same period in 2022;

●	Operating expenses for the second quarter of 2023 decreased by a significant amount ($2.9 million, or 31%) versus the second quarter of 2022, reflecting Vivos’ previously announced cost-cutting initiatives including personnel and related expenses. For the six months ended June 30, 2023 operating expenses decreased by $4.7 million or 25%, compared to the same period in 2022;

●	The Company’s cost-cutting initiatives led to significant year-over-year reductions of net loss of $1.5 million or 21% and $5.1 million or 41% for the three and six months ended June 30, 2023, respectively, compared to the same periods in 2022;

●	Cash and cash equivalents were $3.9 million at June 30, 2023;

●	As of June 30, 2023, patients treated with The Vivos Method totaled approximately 40,000, compared to over 28,000 as of the second quarter of 2022. Vivos has also trained more than 1,800 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to over 1,600 as of the second quarter 2022;

●	In May 2023, Vivos announced the results of a clinical observational study on the application of the POD® (being rebranded as the Vida), in the treatment and prevention of migraine headaches. The study demonstrated statistically significant results, with ninety-two percent (92%) of study patients reporting their migraine symptoms were completely resolved following completion of treatment. Migraine headaches affect over 39 million people in the United States alone according to the American Migraine Foundation; and

●	Overall, Vivos’ previously stated goal was to decrease costs and increase revenues during 2023 with the aim of becoming cash flow positive from operations by the first quarter of 2024 without the need for additional financing, if possible. Vivos has successfully implemented cost savings measures and significantly reduced cash used in operations; however, sales have not grown during 2023 as anticipated due to external factors and as Vivos continues to refine its product offerings and sales strategies. As such, Vivos now anticipates that it will likely be required to obtain additional financing to satisfy cash needs as the Company works towards increasing revenue and achieving cash flow positive operations in the foreseeable future.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated “Throughout this year we significantly reduced our cash burn, which led to a 31% second quarter over quarter, and 25% year over year reduction in operating expenses. At the same time, we expanded our product offerings to address a broader spectrum of patient needs and price points to drive revenue growth. This included our acquisition of certain key patents, trademarks, product rights and trade secrets earlier in 2023, which filled a gap in our product offerings to providers and patients. We continue to believe that these developments will allow us to begin to see revenue improvement here in the second half of 2023.”

Mr. Huntsman continued, “That said, we believe revenues in our second quarter were adversely impacted by a widely publicized lawsuit and ensuing governmental, including criminal, investigations into a non-Vivos, non-FDA cleared oral appliance purporting to treat sleep apnea. Although Vivos was uninvolved in these matters, we believe the negative publicity, rumors and speculation created significant confusion and concern in the marketplace. Not long after reports of this matter began to circulate, we saw a decline in both new VIP enrollments and appliance sales, and these declines continued throughout the second quarter. What we know is this: Vivos products are FDA-approved for their indicated uses, and we believe this creates an opportunity for us to distinguish our products from lesser competition. So while we’ve faced some headwinds in the market on the revenue side, we also see new opportunities emerging as we seek to achieve revenue momentum across our entire suite of products.”

“The second quarter also saw continued progress in our pilot tests with certain Dental Service Organizations (“DSOs”), including the execution of new and existing pilots during the quarter with eight regional and national DSOs representing over 1,000 locations nationwide. We also executed our first non-exclusive distribution agreement for a 90-day pilot with a nationally recognized durable medical equipment company (“DME”) focused on the respiratory space, that serves hundreds of thousands of CPAP patients nationwide who are seeking alternatives. We hope to provide further public details about this DME collaboration following the conclusion of the 90-day trial, but so far it appears promising as a means of expanding our sales reach. Our team is very excited about these relationships and we expect to enter into additional, similar relationships during the remainder of 2023 and beyond” continued Mr. Huntsman.

“Through the combination of our strategic revenue initiatives, internal operating cost reductions, and new capital raising initiatives, we believe we have positioned Vivos to achieve revenue growth and, ultimately, cash flow positive operations and profitability in the foreseeable future. In summary, while the larger economic and market environment is creating challenges for both the medical and dental communities, Vivos has taken steps to address those challenges and our long-term growth drivers remain in place. With our innovative, evidence-based technology and network of trained providers, we remain committed to our core mission of addressing the crisis of sleep apnea and breathing related sleep issues,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 6:00 p.m. Eastern time (details below), where management will discuss further details on topics including: (i) Vivos’ expanded product line and revenue potential, (ii) the potential significant impact of Vivos’ recent discussions with DME companies on Vivos’ near-term growth, (iii) an update on Vivos’ DSO and DME sales and marketing efforts; (iv) additional programs for dentists to enroll with Vivos, and (v) Vivos’ current cash position and actions taken to reduce cash burn.

In addition, further information on Vivos’ financial results is included on the attached unaudited condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (877) 451-6152, or for international callers, (201) 389-0879. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13740723. The replay will be available until August 30, 2023.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as mild-to-moderate obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to moderate OSA. It has proven effective in approximately 40,000 patients treated worldwide by more than 1,800 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (CARE) appliance therapy and associated protocols that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the results of Vivos’ sales, marketing and cost cutting initiatives as described herein) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to implement revenue, sales and marketing strategies that increase revenues, (ii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iii) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all and (iv) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	June 30, 2023	December 31, 2022

Current assets
Cash and cash equivalents	$3,942	$3,519
Accounts receivable, net of allowance of $251 and $712, respectively	327	457
Prepaid expenses and other current assets	1,073	1,448

Total current assets	5,342	5,424

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,267	3,082
Operating lease right-of-use asset	1,544	1,695
Intangible assets, net	445	302
Deposits and other	308	374

Total assets	$13,749	$13,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,325	$1,411
Accrued expenses	1,949	1,912
Warrant liability	2,200	-
Current portion of contract liabilities	2,359	2,926
Current portion of operating lease liability	447	419
Other current liabilities	160	145

Total current liabilities	8,440	6,813

Long-term liabilities
Contract liabilities, net of current portion	264	112
Employee retention credit liability	1,175	-
Operating lease liability, net of current portion	1,764	1,994

Total liabilities	11,643	8,919

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 29,928,786 shares as of June 30, 2023 and 23,012,119 shares as December 31, 2022	3	2
Additional paid-in capital	88,802	84,267
Accumulated deficit	(86,699)	(79,468)
Total stockholders’ equity	2,106	4,801
Total liabilities and stockholders’ equity	$13,749	$13,720

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Product revenue	$1,546	$2,293	$3,318	$4,342
Service revenue	1,849	1,891	3,935	3,486
Total revenue	3,395	4,184	7,253	7,828

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,297	1,596	2,817	2,689

Gross profit	2,098	2,588	4,436	5,139

Operating expenses
General and administrative	5,877	7,691	12,414	15,497
Sales and marketing	590	1,699	1,220	2,879
Depreciation and amortization	148	162	323	324

Total operating expenses	6,615	9,552	13,957	18,700

Operating loss	(4,517)	(6,964)	(9,521)	(13,561)

Non-operating income (expense)
Other expense	(225)	(37)	(174)	(116)
PPP loan forgiveness	-	-	-	1,287
Excess warrant fair value	-	-	(6,453)	-
Change in fair value of warrant liability, net of issuance costs of $645	(867)	-	8,761	-
Other income	81	9	156	68

Net loss	$(5,528)	$(6,992)	$(7,231)	$(12,322)

Net loss per share (basic and diluted)	$(0.18)	$(0.33)	$(0.26)	$(0.58)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	29,928,786	21,233,485	28,245,084	21,233,485